Exhibit 17.1



E. Gerald Kay
Chairman, Integrated Biopharma, Inc.



Dear Jerry,



As you know I have recently undergone surgery and am scheduled for additional surgery shortly. All of this has made it impossible for me to effectively continue as a board member of the Company. Accordingly, I hereby resign as director of INB and its subsidiaries, effective immediately.

Thank you for the opportunity to have served the Company and please accept my best wishes for the future.



Kindest regards,



/s/ Seymour Flug
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Seymour Flug